                                                                    Exhibit 99.1


Contact:
             Don Tatzin
             Chief Financial Officer
             (510) 683-5900

                  AXT, INC. REPORTS FIRST QUARTER 2003 RESULTS
               Net Loss Lower Than Expected Due to Cost Management

FREMONT, Calif.- April 23, 2003 - AXT, Inc. (Nasdaq: AXTI), a leading manufacturer of compound semiconductor substrates and opto-electronic devices, today reported financial results for the first quarter ended March 31, 2003.

Revenue for the first quarter of 2003 was $12.7 million compared with $12.3 million in the fourth quarter of 2002 and with $16.8 million in the first quarter of 2002.

Revenue for the substrate division, which represented 67 percent of total revenue for the first quarter of 2003, was $8.5 million, compared with $8.5 million in the fourth quarter of 2002. Substrate revenue in the first quarter of 2002 was $11.7 million. Revenue from the opto-electronics division, which represented 33 percent of total revenue for the first quarter of 2003, was $4.1 million, compared with $3.8 million in the fourth quarter of 2002. Opto-electronics revenue in the first quarter of 2002 was $5.0 million.

The company reported a net loss for the first quarter of 2003 of $4.3 million, or $0.19 per diluted share, compared with a net loss of $17.5 million, or $0.78 per diluted share, for the fourth quarter of 2002, and with a net loss of $3.6 million, or $0.16 per diluted share, for the first quarter of 2002. The net loss in the fourth quarter of 2002 included a non-cash charge to write-down excess inventory of $9.7 million, $3.1 million to write-down real estate held for sale and $1.7 million to write-down investments to market value.

"Our performance improved during the first quarter in three critical areas: cash balances increased, sales of our two leading products, GaAs substrates and high brightness LEDs, rose and gross and operating margins were above expectations," said Morris Young, president and CEO.

"Cash and equivalents, short- and long-term investments, and restricted cash balances increased by $5.9 million from the end of the third quarter as we executed the key elements of our cash management plan. During the first quarter we sold one of our buildings and netted $5.2 million from the sale.

"Driven by increased demand for 2-inch diameter substrates used for red and yellow light emitting diodes, our substrate division reported the highest sales of gallium arsenide products since the third quarter of 2002. We continue to see aggressive competition from other manufacturers offering VGF-like substrates. To offset these developments, we


                                     -More-
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AXT Inc. Reports First Quarter 2003 Results
April 23, 2003
Page 2 of 4

committed most of our substrate R&D during the past two quarters to improving our customers' yields. Several customers report that our defect rate has declined during the past two quarters.

"In our opto-electronics division, costs per LED declined as the process improvements launched during the fourth quarter continued to pay dividends", Dr. Young explained. "We experienced a significant price reduction for LEDs that began in late February, particularly for low end chips. The price decline is responsible for the decline in gross margins recorded by our opto-electronics division in the first quarter and may delay achievement of profitability in this division.

"Looking forward, we see opportunities to improve performance in both of our businesses, although we think the upcoming quarter will be challenging. Our recent declines in defect densities in our substrates are attracting more orders and manufacturing costs are declining. While our opto-electronic business faces significant price pressure, we have been making steady progress in reducing costs. As we move more of our production effort to China and bring more efficient equipment on-line, our costs should decline further."

OUTLOOK FOR SECOND QUARTER ENDING JUNE 30, 2003

At this time, no cases of SARS have been reported in our facilities. The following outlook is predicated on an assumption that neither we nor our major customers and suppliers will be affected by SARS-related plant closures or other activity. We will update our guidance if necessary during the quarter.

      - The company anticipates that consolidated total revenue will be between $12.4 and $13.2 million.

      - Consolidated gross margin is expected to be between negative 2 percent and negative 6 percent.

      - Consolidated Sales, General and Administrative expense is expected to be approximately $3.4 million.

      - Consolidated Research and Development expense is expected to be approximately $800,000.

      - Consolidated net loss, utilizing our effective tax rate of 0 percent, is expected to be between $4.5 and $5.0 million, or between $0.20 and $0.23 per diluted share.


                                     -More-
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AXT Inc. Reports First Quarter 2003 Results
April 23, 2003
Page 3 of 4

CONFERENCE CALL

A conference call will be held today at 1:30 p.m. PDT to discuss these announcements and to provide further discussion of the quarter and outlook for the next quarter. To participate in the call, please dial (785) 832 2041. The passcode is AXT. A live webcast of the conference call will be offered on AXT's website at www.axt.com and on www.prnewswire.com. Financial and statistical information to be discussed on the call will be available on the company's website immediately prior to commencement of the call. A replay of the webcast will be available through May 23, 2003 on our website.

ABOUT AXT, INC.

AXT designs, develops, manufactures and markets high-performance compound semiconductor substrates for the fiber optics and communications industries. AXT also is a leading producer of light-emitting diodes (LEDs), such as green, cyan and blue LEDs, for the display and lighting industries, and vertical-cavity surface-emitting lasers (VCSELs) for the fiber optics industry. The Company's proprietary Vertical Gradient Freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium substrates. For more information, see AXT's website at http://www.axt.com. The Company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling 510-683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

SAFE HARBOR

This press release contains forward-looking statements regarding AXT's financial performance and preliminary results for the first quarter of 2003, our outlook for the second quarter, and improvements in our product performance and quality and manufacturing processes. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Changes in the business might not match management's forecasts. In addition to the general risks associated with the slowdown in our industry and development of complex technology, our future results will depend on a variety of factors, including an economic climate that includes a high degree of uncertainty; the continued expansion of our China operations which may be costlier or take more time than expected; the failure to obtain qualification of our China operations by our customers; the effect that SARS may have on our production facilities, customers, and suppliers including possible plant closures; the performance of our products and our ability to manufacture products at high volume in accordance with strict quality control standards;
our ability to manufacture products without infringing on the intellectual property of others; the timing, volume, and pricing of orders from customers; declines in our cash balances; increases in our cash burn rate and our ability to decrease our cash burn rate or raise additional cash; our ability to make successful product improvements on a timely basis; and war or terrorist activity that disrupt our manufacturing capabilities or interrupt the sale of our products. Reference is made to AXT's filings with the Securities and Exchange Commission, including the company's 8-K, 10-K for the year ended December 31, 2002, and 10-Q for the period ending March 31, 2003 filings made with the Securities and Exchange Commission and available online by link from our website for further discussion of risks and uncertainties


                                     -More-
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AXT Inc. Reports First Quarter 2003 Results
April 23, 2003
Page 4 of 4

regarding AXT's business. The Company assumes no obligation to update the information in this press release.

                                       ###

                                    AXT, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                              MARCH 31,              DECEMBER 31,
                                                                2003                    2002
                                                             ---------               ------------
ASSETS:
Current assets
 Cash and cash equivalents                                   $  18,335                $  13,797
 Short-term investments                                          9,107                    8,205
 Accounts receivable, net                                        7,947                    7,195
 Inventories                                                    34,487                   37,598
 Prepaid expenses and other current assets                       2,979                    4,002
 Income tax receivable                                           8,220                    8,783
 Assets held for sale                                               --                    5,957
                                                             ---------                ---------
        Total current assets                                    81,075                   85,537

Property, plant and equipment                                   39,178                   39,982
Other assets                                                     5,936                    5,341
Restricted deposits                                             10,722                   11,150
Long-term investments                                            2,197                    3,657
                                                             ---------                ---------
       TOTAL ASSETS                                          $ 139,108                $ 145,667
                                                             =========                =========

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities
 Accounts payable                                            $   4,221                $   4,228
 Accrued liabilities                                             7,436                    8,344
 Income tax payable                                              3,063                    3,063
 Current portion of long-term debt                                 944                      965
 Current portion of capital lease obligation                     3,411                    3,562
                                                             ---------                ---------
      Total current liabilities                                 19,075                   20,162

Long-term debt, net of current portion                          13,062                   13,289
Long-term capital lease, net of current portion                  3,990                    4,847
Other long-term liabilities                                      1,746                    1,712
                                                             ---------                ---------
      Total liabilities                                         37,873                   40,010
                                                             ---------                ---------

Stockholders' equity:
 Preferred stock                                                 3,532                    3,532
 Common stock                                                  154,670                  154,485
 Retained earnings                                             (56,514)                 (52,197)
 Other comprehensive income                                       (453)                    (163)
                                                             ---------                ---------
      Total Stockholders' equity                               101,235                  105,657
                                                             ---------                ---------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $ 139,108                $ 145,667
                                                             =========                =========

                                    AXT, INC.
                         CONSOLIDATED INCOME STATEMENTS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                     THREE MONTHS ENDED
                                                                          MARCH 31,
                                                             ---------------------------------
                                                               2003                     2002
                                                             --------                 --------
Revenue                                                      $ 12,657                 $ 16,777
Cost of revenue                                                12,938                   16,484
                                                             --------                 --------
Gross profit (loss)                                              (281)                     293

Operating expenses:
  Selling, general and administrative                           3,286                    5,202
  Research and development                                        744                    1,353
                                                             --------                 --------
    Total operating expenses                                    4,030                    6,555
                                                             --------                 --------
Income (loss) from operations                                  (4,311)                  (6,262)
Interest expense                                                  237                      385
Other (income) and expense                                       (231)                    (717)
                                                             --------                 --------
Income (loss) before provision for income taxes                (4,317)                  (5,930)
Provision for income taxes                                         --                   (2,372)
                                                             --------                 --------
Net income (loss)                                            $ (4,317)                $ (3,558)
                                                             ========                 ========


Basic income (loss) per share                                   (0.19)                   (0.16)
Diluted income (loss) per share                                 (0.19)                   (0.16)

Shares used in per share calculations:
  Basic                                                        22,628                   22,414
  Diluted                                                      22,628                   22,414